MAG SILVER CORP.
(the “Corporation”)

GOVERNANCE AND
NOMINATION COMMITTEE CHARTER

1.          General

The Board of Directors of the Corporation (the “Board”) has established a Governance and Nomination Committee (the “Committee”) for the purpose of providing the Board with recommendations relating to corporate governance in general, including, without limitation:  (a) all matters relating to the stewardship role of the Board in respect of the management of the Corporation, (b) Board size and composition, including the candidate selection process and the orientation of new member, and (c) such procedures as may be necessary to allow the Board to function independently of management.  The Committee will also oversee compliance with policies associated with an efficient system of corporate governance.

2.          Members

The Board will in each year appoint a minimum of three (3) directors as members of the Committee.  All members of the Committee shall be independent within the meaning of all applicable U.S. and Canadian securities laws and the rules of the Toronto Stock Exchange and the American Stock Exchange (the “Applicable Regulations”); provided, however, that one or more members of the Committee may be non-independent if permitted by all Applicable Regulations.

3.          Duties

The Committee will have the following duties:

A.            The Committee will review and make recommendations to the Board respecting:

•
corporate governance in general and regarding the Board’s stewardship role in the management of the Corporation, including the role and responsibilities of directors and appropriate policies and procedures for directors to carry out their duties with due diligence and in compliance with all legal and regulatory requirements;

•
(i) the size and composition of the Board (including with reference to applicable rules, regulations or guidelines promulgated by regulatory authorities related to corporate governance), (ii) whether any compensation committee interlocks exist, (iii) general responsibilities and functions of the Board and its members, and of the Chief Executive Officer (the “CEO”), including position descriptions for the CEO and the Chair of the Board and the Chair of each committee of the Board, (iv) the organization and responsibilities of Board committees, and (v) the procedures for effective Board meetings to ensure that the Board functions independently of management and without conflicts of interest;

•
the long term plan for the composition of the Board that takes into consideration the current strengths, skills and experience on the Board and the strategic direction of the Corporation.  This plan will include: (i) the desired qualifications, demographics, skills and experience for potential directors, (ii) the appropriate rotation of directors on Board committees, (iii) an interview process for potential candidates for Board membership, and (iv) a list of future candidates for Board membership after taking into account the competencies and skills that the Board as a whole should possess, the competencies and skills that the existing directors possess, the competencies and skills of the proposed nominee and the amount of time and resources the proposed nominee can devote as a member of the Board;

•	when required, a candidate for appointment to the office of Chair of the Board;

•	when required, a candidate for appointment to the office of CEO;

•	annually, the nominees for election as members of the Board;

•	as required, candidates to fill any Board and Committee vacancies;

•	whether the Committee and the Board will consider candidates for the Board recommended by shareholders, and if so, any policies and procedures with respect thereto;

•
together with the Chairs of other Board Committees, the scope, duties and responsibilities of those Committees and where advisable, any amendments thereto, as well as the establishment or disbanding of Board Committees and changes to their composition, including the Chairs thereof;

•	periodically, directors and officers third party liability insurance coverage; and

•	the framework for delegating authority from the Board to management.

B.            The Committee will review, approve and report to the Board on:

•
the orientation process for new directors and plans for the ongoing development of existing Board members including the provision of continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure their knowledge and understanding of the Corporation’s business remains current;

•	the establishment of appropriate processes for the regular evaluation of the effectiveness of the Board and its members and its committees and their charters;

•	in conjunction with the Chair of the Board, the performance of individual directors, the Board as a whole, and committees of the Board;

•	the performance evaluation of the Chair of the Board and the Chair of each Board Committee;

•
regularly, the performance evaluation of the CEO, including performance against corporate objectives.  The Committee will also report to the Compensation Committee in this regard, to assist that committee in its recommendation to the Board respecting the CEO’s compensation;

•	CEO succession planning;

•
together with the Chair of the Board (where appropriate), concerns of individual directors about matters that are not readily or easily discussed at full Board meetings, to ensure the Board can operate independently of management; and

•
the corporate governance disclosure sections in the Corporation’s U.S. and Canadian securities law and stock exchange filings, and any other corporate governance matters as required by public disclosure requirements.

C.
The Committee will oversee compliance with the Corporation’s Timely Disclosure, Confidentiality and Insider Trading Policy, authorize any waiver granted in connection with these policies, and confirm with management the appropriate disclosure of any such waiver.

D.
The Committee will oversee compliance with the Corporation’s Code of Business Conduct and Ethics (the “Code”), monitor compliance with the Code, authorize any waiver granted in connection with the Code (provided, however, that any waiver granted with respect to a director or officer must be granted by the Board, and the Committee may delegate the approval of waivers with respect to non-officer employees to the Chair of the Committee or a designated compliance officer), and oversee the appropriate disclosure of any such waivers.

E.	The Committee will oversee compliance with any rules, regulations or guidelines promulgated by regulatory authorities relating to corporate governance.

F.
The Committee will receive and consider all requests for the retention of outside advisors and experts from an individual director, the Board or any of its committees (except for the Audit Committee and Compensation Committee, which will notify the Committee of its actions in this regard).

4.          Chair

The Board will in each year appoint the Chair of the Committee from among the members of the Committee.  In the Chair’s absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will not have a casting vote.

5.          Meetings

The Committee will meet not less than once per year at the request of its Chair and may also meet at any other time or times at the request of any member of the Committee.  Notices calling meetings will be sent to all Committee members, to the CEO of the Corporation, to the Chair of the Board and to all other directors.

The CEO of the Corporation and, to the extent the Chair of the Board is not otherwise a member of the Committee, the Chair, and all other directors who are not members of the Committee may attend all meetings of the Committee in an ex-officio capacity and will not vote.  The CEO shall not attend in-camera sessions.

6.          Quorum

A majority of members of the Committee, present in person, by teleconferencing, or by videoconferencing, or by any combination of the foregoing, will constitute a quorum.

7.          Removal and Vacancy

A member may resign from the Committee, and may also be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to be a director of the Corporation.  The Board will fill vacancies in the Committee by appointment from among the directors of the Board in accordance with Section 2 of this Charter.  Subject to quorum requirements, if a vacancy exists on the Committee, the remaining members will exercise all its powers.

8.          Authority

The Committee may engage and compensate, at the Corporation’s expense, and with the approval of the Chair, any outside advisor or expert as it deems necessary to permit it to carry out its duties.

9.          Secretary and Minutes

The Chair of the Committee will appoint a member of the Committee or other person to act as Secretary of the Committee for the purposes of a meeting of the Committee.  The minutes of the Committee will be in writing and duly entered into the books of the Corporation, and will be circulated to all members of the Board.